Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of August 16, 2005 by and between HUNTSMAN LLC, a Utah limited liability company (“Huntsman LLC”), and HUNTSMAN INTERNATIONAL LLC, a Delaware limited liability company (“Huntsman International”) (collectively, the “Companies” and, each a “Company”).

RECITALS

WHEREAS, the members of each Company have determined that Huntsman LLC should be merged with and into Huntsman International (the “Merger”), with Huntsman International continuing as the surviving entity, in accordance with the applicable provisions of the Delaware Limited Liability Company Act (the “Delaware Act”) and the Utah Revised Limited Liability Company Act (the “Utah Act” and, together with the Delaware Act, the “Acts”).

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained and for the benefits to accrue to the parties hereto, it is hereby agreed that, in accordance with the Acts, Huntsman LLC shall be merged with and into Huntsman International, and Huntsman International shall be the entity surviving the Merger, and that the terms and conditions of the Merger and the mode of carrying the same into effect shall be as hereinafter set forth.

I. MERGER

1.1           Effective Time.  In accordance with the Delaware Act, the Merger shall become effective at the time specified in the Certificate of Merger filed in the Office of the Delaware Secretary of State (the “Effective Time”).

1.2           Merger.  At the Effective Time, the following shall occur:

(a)           Huntsman LLC shall be merged with and into Huntsman International, and the separate existence of Huntsman LLC shall cease.

(b)           Huntsman International shall be the surviving entity and shall continue its existence as a limited liability company in accordance with the laws of the State of Delaware.

(c)           The Merger shall have the effects set forth in Section 18-209 of the Delaware Act.

1.3           Certificate of Formation.  The Certificate of Formation of Huntsman International as existing and constituted immediately prior to the Effective Time shall continue to be the

Certificate of Formation of Huntsman International after the Effective Time, until amended or repealed in accordance with the Delaware Act.

1.4           Limited Liability Company Agreement.  The limited liability company agreement of Huntsman International as existing and constituted immediately prior to the Effective Time shall continue to be the limited liability company agreement of Huntsman International after the Effective Time, until amended or repealed in the manner provided by such limited liability company agreement and the Delaware Act.

1.5           Board of Managers.  The board of managers of Huntsman International immediately prior to the Effective Time shall continue to serve as the board of managers of Huntsman International for the term specified in the Amended and Restated Limited Liability Company Agreement of Huntsman International.

II.  CONVERSION OF OWNERSHIP INTERESTS

Whereas Huntsman LLC is a direct, wholly-owned subsidiary of Huntsman Corporation (“Parent”); whereas Parent is one of the primary holders of membership interests in Huntsman International; and whereas Parent has determined that it is the best interests of Parent that Huntsman LLC be merged into Huntsman International and that Parent’s member interests in Huntsman LLC be converted into membership interests in Huntsman International; as of the Effective Time, by virtue of the Merger and without any further action, all ownership interests in Huntsman LLC shall be converted into 1,269.93 membership units of Huntsman International.

III. GENERAL PROVISIONS

3.1           Approval.  This Agreement has been approved by the members of each Company as required by the Utah Act and the Delaware Act, as applicable.

3.2           Further Action.  If at any time Huntsman International shall consider or be advised that any further action is necessary or desirable to carry out the provisions hereof and to vest Huntsman International with full right, title, and interest in and to all assets, property, rights, privileges, powers, and franchises of either of the Companies, the managers of the Companies are fully authorized in the name of their entity or otherwise to take, and shall take, all such lawful and necessary action.

3.3           Governing Law.  This Agreement shall be governed by the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable principles of conflicts of law) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

3.4           Counterparts.  This Plan may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall be deemed one and the same instrument, and shall become binding on the parties hereto when one or more counterparts have been signed by each of the parties and delivered to the other party.

IN WITNESS WHEREOF, this Agreement has been executed by the managers of the Companies as of the date first written above.

HUNTSMAN LLC
a Utah limited liability company

By:	/s/ J. Kimo Esplin
J. Kimo Esplin
Authorized Person

HUNTSMAN INTERNATIONAL LLC
a Delaware limited liability company

By:	/s/ Samuel D. Scruggs
Samuel D. Scruggs
Authorized Person